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                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PAGEMART WIRELESS, INC.

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, PAGEMART NATIONWIDE, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST:           That at the regular meeting of the Board of Directors
on March 28, 1996 the Board of Directors unanimously adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable, and directing that said amendment be considered by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                 RESOLVED, that the proposed amendment (the "Proposed Amendment") to the Company's Certificate of Incorporation to increase the total number of shares of stock which the Company shall have the authority to issue from 70,000,000 to 85,000,000 shares of common stock, par value of $0.001 each, of which 60,000,000 shares shall be Class A Common Stock and 12,000,000 shares shall be Class B Common Stock, 2,000,000 shares shall be Class C Common Stock, 1,000,000 shares shall be Class D Common Stock and 10,000,000 shares shall be Preferred Stock, be and hereby is, approved and declared advisable.

         SECOND:          That in lieu of a meeting and vote of stockholders, a
majority of the stockholders of the Corporation has given written consent to said amendment on or about May 1, 1996 and written notice to those stockholders who have not consented in writing to said amendment has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD:           That said amendments were duly adopted in accordance
with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         FOURTH:          That pursuant to the requisite approval of the Board
of Directors and the consent of the stockholders, the Amended and Restated Certificate of Incorporation of the Corporation is amended by revising Article IV(A) thereof so that, as amended said Article shall read in its entirety as follows:
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                                  "ARTICLE IV

                          (A) Classes of Stock.(1) The Corporation is authorized to issue five classes of stock to be designated, respectively, "Class B Convertible Non-Voting Common Stock", "Class C Convertible Non-Voting Common Stock", "Class D Convertible Non-Voting Common Stock" (referred to herein collectively as "Convertible Non-Voting Common Stock"), "Class A Convertible Common Stock" (referred to herein collectively together with the Non-Voting Common Stock as the "Common Stock") and "Preferred Stock". The total number of shares that the Corporation is authorized to issue is Eighty-Five Million (85,000,000) shares. Sixty-Five Million (65,000,000) shares shall be Class A Convertible Common Stock, par value $.0.0001 per share, Twelve Million (12,000,000) shares shall be Class B Convertible Non-Voting Common Stock, par value $0.0001 per share, Two Million (2,000,000) shares shall be Class C Convertible Non-Voting Common Stock, par value $0.0001 per share, one Million (1,000,000) shares shall be Class D Convertible Non-Voting Common Stock, par value $0.0001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.0001 per share.

         IN WITNESS WHEREOF, said PageMart Wireless, Inc. has caused this Certificate to be signed by Richard S. Nelson, its Vice President and attested and acknowledged by Todd A. Bergwall, its Secretary, this 9th day of May, 1996.


                                        PAGEMART WIRELESS, INC.

                                        By: /s/ R. S. Nelson
                                            ----------------------------------
                                            Richard S. Nelson, Vice President

ATTESTED AND ACKNOWLEDGED

By: /s/ Todd A. Bergwall
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    Todd A. Bergwall, Secretary